Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Roze AI, Inc. and subsidiaries.:

We hereby consent to the inclusion in this Registration Statement (Registration No. 333-295740) of Roze AI, Inc. and subsidiaries. (the “Company”) on Form F-1 amendment No. 2 of our report dated May 8, 2026, except for Note 28, as to which the date is July 27, 2026, with respect to the audited financial statements of the Company for the years ended December 31, 2025, and 2024, appearing in the Company’s Registration Statement on Form F-1 amendment No.2. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

August 11, 2026